Exhibit 8(ee)

AMENDMENT NO. 2

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AMENDMENT NO. 2 TO FUND OF FUNDS INVESTMENT AGREEMENT (the “Amendment”) is made as of the 8th day of December 2023, by and among Fidelity Rutland Square Trust II (the “Fidelity Trust”), on behalf of itself and its current and future series identified on Schedule A of the Agreement (as defined below), severally and not jointly (each, an “Acquiring Fund”), and each trust identified on Schedule B of the Agreement (each, an “Existing Underlying Trust”), on behalf of itself and its respective series identified therein, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, the Fidelity Trust and each Existing Underlying Trust entered into that certain Fund of Funds Investment Agreement dated as of January 18, 2022, as revised by an amendment dated May 20, 2022 (the “Agreement”);

WHEREAS, Section 6.4 of the Agreement provides that the Agreement may be amended by a writing that is signed by each affected party;

WHEREAS, the Fidelity Trust and each Existing Underlying Trust desire to amend the Agreement to add BlackRock FundsSM as an Underlying Trust under the Agreement ( “New Underlying Trust”), on behalf of itself and BlackRock Global Equity Market Neutral Fund (“New Acquired Fund”), pursuant to the terms and conditions contained therein; and

WHEREAS, New Underlying Trust, on behalf of itself and the New Acquired Fund, desires to become a party to the Agreement pursuant to the terms and conditions contained therein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment hereby agree to the following:

I.   JOINDER AND AMENDMENT

(a)         Joinder. The parties hereto agree that, effective upon execution of this Amendment, the New Underlying Trust, on behalf of itself and the New Acquired Fund, shall become a party to the Agreement and shall thereafter be an “Underlying Trust” and its series an “Acquired Fund” (as such terms are defined and used in the Agreement), and shall be bound by all covenants, agreements, terms and conditions applicable to it as set forth therein and herein.

(b)         Amended Schedule B. The current Schedule B to the Agreement is hereby deleted in its entirety, and the new Schedule B attached hereto is substituted in lieu thereof and shall hereafter constitute Schedule B to the Agreement.

II.   MISCELLANEOUS

(a)         No Further Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement. Schedule A is attached hereto for ease of reference but is not being amended hereby.

(b)         Representations and Warranties. All representations and warranties contained in the Agreement are true and correct in all respects as of the date hereof.

(c)         Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

(d)         Governing Law. This Amendment shall be governed by and construed in accordance with the laws governing the Agreement.

(e)         Separability Clause. If any provision of this Amendment is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof and the provisions of the Agreement will be considered severable and will not be affected thereby, and every remaining provision hereof and provision of the Agreement will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(f)         Counterparts. This Amendment may be executed in two or more counterparts, including electronically scanned copies thereof sent by electronic mail, each of which is deemed an original but all of which together constitute one and the same instrument.

(g)         Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FIDELITY RUTLAND SQUARE TRUST II, ON BEHALF OF ITSELF AND ITS ACQUIRING FUNDS LISTED ON SCHEDULE A HERETO, SEVERALLY AND NOT JOINTLY

/s/ Heather Bonner
Name:	Heather Bonner
Title:	President & Treasurer

THE FOLLOWING ACQUIRED FUND REGISTRANTS LISTED ON SCHEDULE B HERETO, EACH ON BEHALF OF ITSELF AND ITS APPLICABLE SERIES LISTED ON SCHEDULE B, Severally and Not Jointly

BlackRock ETF Trust
BlackRock ETF Trust II
BlackRock Funds V
BlackRock Capital Appreciation Fund, Inc.
BlackRock Municipal Bond Fund, Inc.
BlackRock Funds IV

By:	/s/ Jennifer McGovern
Name:	Jennifer McGovern
Title:	Vice President

THE FOLLOWING ACQUIRED FUND REGISTRANTS LISTED ON SCHEDULE B HERETO, EACH ON BEHALF OF ITSELF AND ITS APPLICABLE SERIES LISTED ON SCHEDULE B, Severally and Not Jointly

iShares Trust
iShares, Inc.
iShares U.S. ETF Trust

By:	/s/ Shannon Ghia
Name:	Shannon Ghia
Title:	Assistant Secretary

NEW UNDERLYING TRUST: THE FOLLOWING ACQUIRED FUND REGISTRANT LISTED ON SCHEDULE B HERETO, ON BEHALF OF ITSELF AND ITS APPLICABLE SERIES LISTED ON SCHEDULE B, Severally and Not Jointly

BlackRock FundsSM

By:	/s/ Jennifer McGovern
Name:	Jennifer McGovern
Title:	Vice President

SCHEDULE A

Fidelity Trust and Acquiring Funds

Fidelity Trust	Acquiring Funds

Fidelity Rutland Square Trust II (“RS II”)	All current and future series of RS II

SCHEDULE B

Underlying Trusts and Acquired Funds

Underlying Trusts	Acquired Funds

BlackRock Funds IV	BlackRock Systematic Multi-Strategy Fund
BlackRock High Yield Bond Portfolio
BlackRock Funds V	BlackRock Low Duration Bond Portfolio

BlackRock Capital
Appreciation Fund, Inc.	BlackRock Capital Appreciation Fund, Inc.

BlackRock Municipal Bond Fund, Inc.	BlackRock National Municipal Fund
BlackRock ETF Trust
BlackRock ETF Trust II
iShares Trust
iShares, Inc.
iShares U.S. ETF Trust	All current and future series

BlackRock FundsSM	BlackRock Global Equity Market Neutral Fund

12d1-4 List. This Schedule B is amended to exclude any Acquired Fund that is at the time included on the list of funds that are not permissible as Acquired Funds (the “Ineligible Funds”) and is supplemented to include Acquired Funds that are subject to certain additional terms of investment as set forth in the Agreement (the “Enumerated Funds”), along with related requirements (the “12d1-4 List”), all such additional terms and requirements being deemed incorporated by reference into the Agreement, which is maintained at https://www.ishares.com/us/literature/shareholder-letters/blackrock-12d1-4-list.pdf, as such site is amended, supplemented or revised and in effect from time to time.